Exhibit 23.2

December 22, 2006

Ellora Energy Inc.
5480 Valmont, Suite 350
Boulder, Colorado 80301

Ladies and Gentlemen:

        We consent to the use of the name MHA Petroleum Consultants, Inc., to references to MHA Petroleum Consultants, Inc., to the inclusion of our Summary Reports of MHA Petroleum Inc. dated June 8, 2006, which summarize our audit of Ellora Energy Inc.'s reserves as of January 1, 2006, the inclusion of our Summary Reports of MHA Petroleum Inc. dated September 18, 2006, which summarize our review of Ellora Energy Inc.'s reserves as of June 30, 2006, the inclusion of our letter dated December 1, 2006 in regard to our review of the methodology of the Company's sensitivity estimates as of September 30, 2006, as applied to our estimate of proved reserves at June 30, 2006, and information taken from the Reports in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on or about December 26, 2006 and in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

Very Truly Yours,

/s/ LESLIE S. O'CONNOR

Leslie S. O'Connor
Vice President
MHA Petroleum Consultants, Inc.

14142 Denver West Parkway, Suite 190    Lakewood, Colorado 80401 USA    Telephone: 303-277-0270    Fax: 303-277-0276